Exhibit 99.1

CHF Shifts Commercial Focus, Changes Name to Nuwellis

The new name reflects the company’s commitment to pediatric, critical care, and chronic heart failure

EDEN PRAIRIE, MN, April 27, 2021 (GLOBE NEWSWIRE) – Company names are reflective of the services provided to its customers, and CHF Solutions – a leader and pioneer in the heart failure space – has evolved to serve more than just the chronic heart failure community. The company today announced it is now Nuwellis, Inc. (NASDAQ:NUWE) to reflect its core therapeutic focus areas: pediatric, critical care, and heart failure fluid imbalance.

Historically, the company’s Aquadex SmartFlow® System was used to remove excess fluid in patients suffering from heart failure, helping to alleviate the burden that fluid overload has on vital organs and subsequently reducing the need for hospitalization.1 However, the benefits of Aquadex® don’t stop with heart failure. The product is clinically proven to improve outcomes in critical care and pediatric patients weighing 20 kg or more. 2,3 Nuwellis reflects the “new well” that signifies better tomorrows for patients, their families and their providers. Each can experience the transformation of care made possible by the company’s fluid management technology.

Aquadex is a smart fluid management platform that uses ultrafiltration to restore fluid balance in patients experiencing fluid overload. In February 2020, the company received 510(k) clearance for its technology to be used in pediatric patients weighing 20 kg or more. Medical facilities across the globe expressed an interest in the pediatric therapy option, as it addresses a large unmet need in the treatment of children. Another common use of Aquadex occurs in critically-ill patients suffering from trauma, burns, severe COVID-19 and acute kidney injury.

“2020 was a transformational year for our company, we grew in unexpected ways and expanded our therapeutic focus areas,” said Nestor Jaramillo, Jr., President and CEO of Nuwellis. “We are no longer exclusively a heart failure company, as our prior name suggested. Nuwellis represents our mission to better adhere to the needs of all patients suffering from fluid imbalance and reflects our new commercial focus. This is an exciting time for our company and represents the growth we have seen and strive to continue to achieve. We will continue to evolve in order to give patients and their providers the best technology to restore fluid balance, and rebranding is a high-level change that reflects our commitment.”

In conjunction with the name change, the Company’s ticker symbol listed on the NASDAQ will change from CHFS to NUWE, effective April 27, 2021, and the CUSIP numbers for its common stock and Series F Convertible Preferred stock will change to 67113Y 108 and 67113Y 207, respectively. The Company’s outstanding warrants expiring on November 20, 2024, March 12, 2024, January 28, 2025 and August 21, 2025 will change to 67113Y 116, 67113Y 124, 67113Y 132 and 67113Y 140, respectively. The Company’s official website will be changed to www.nuwellis.com, effective immediately.

1 Siddiqui WJ, et al. Heart Fail Rev. 2017 Nov;22(6):685-698.
2  Ronco C, et al. Proc (Bayl Univ Med Cent). 2020 Apr 16;0(0):1-6.
3 Menon S, et al. Clin J Am Soc Nephrol. 2019 Oct 7;14(10):1432-1440.

About Nuwellis
Nuwellis, Inc. (Nasdaq:NUWE) is a medical device company dedicated to changing the lives of patients suffering from fluid overload through science, collaboration, and innovation. The Company is focused on developing, manufacturing and commercializing the Aquadex SmartFlow® system for ultrafiltration therapy. Nuwellis is headquartered in Minneapolis, Minn., with a wholly-owned subsidiary in Ireland. The Company has been listed on the Nasdaq Capital Market since February 2012, previously branded as CHF Solutions (Nasdaq:CHFS).

About the Aquadex SmartFlow System
The Aquadex SmartFlow® system delivers clinically proven therapy using a simple, flexible and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow® system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

Forward-Looking Statements
Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the anticipated use of the net proceeds.  Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our ability to execute on our commercial strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Nuwellis does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS

INVESTORS:
Nestor Jaramillo
President, Chief Executive Officer and Chief Financial Officer, Nuwellis, Inc.
ir@nuwellis.com

Matt Basco, CFA
Gilmartin Group LLC
Matt.basco@gilmartinir.com

MEDIA:
Jessica Stebing
Health+Commerce
jstebing@healthandcommerce.com

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